HARDING LAWSON ASSOCIATES GROUP, INC.
                        1991 EMPLOYEE STOCK PURCHASE PLAN

     The following constitutes the provisions of the Harding Lawson Associates Group, Inc. 1991 Employee Stock Purchase Plan:

1.       Purpose.

         The purpose of the Plan is to foster continued cordial employee relations by providing employees of Harding Lawson Associates Group, Inc. and Participating Subsidiaries with an opportunity to purchase Common Stock of Harding Lawson Associates Group, Inc. through payroll deductions. It is the intention of Harding Lawson Associates Group, Inc. that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall accordingly be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code and the regulations promulgated thereunder.

2.       Definitions.

(a)      "Board" means the Board of Directors of the Corporation.

(b)      "Code" means the Internal Revenue Code of 1986, as amended.

(c) "Committee" means the committee designated by the Board to administer this Plan.

(d) "Compensation" means the annualized biweekly pay of an Employee, including salary deferrals under a 401(k) plan.

(e)      "Corporation" means Harding Lawson Associates Group, Inc.

(f) "Employee" means any person, including an officer, customarily employed for at least twenty hours per week and more than five months in a calendar year by the Corporation or its Participating Subsidiaries.

(g)      "Offering Period" shall have the meaning assigned in Section 4 hereof.

(h) "Option Grant Date" means the first business day of each Offering Period under the Plan.

(i)      "Participant" shall have the meaning assigned in Section 5 hereof.

(j) "Participating Subsidiary" means all wholly owned domestic subsidiaries of the Corporation (determined by reference to Section 424 of the Code) designated by the Board to be a participating subsidiary.

(k) "Plan" means the Harding Lawson Associates Group, Inc. 1991 Employee Stock Purchase Plan.

(l) "Purchase Date" means the last business day of each Offering Period under the Plan.

3.       Eligibility.

         Any employee who is employed by the Corporation or its Participating Subsidiaries on the first day of an Offering Period and who has continuously been an Employee throughout the immediately preceding six calendar month period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 hereof and the limitations imposed by
Section 423(b) of the Code.

4.       Offering Period.

         Absent action by the Board, there shall be two Offering Periods in each calendar year, commencing on the first business days on or after July 1 and January 1 and ending on the last business day of such six-month period. The Board of Directors of the Corporation shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least seven days prior to the scheduled beginning of the first offering Period to be affected.

5.       Participation.

         (a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deduction in the form provided by the Corporation and filing it with the Director of Human Resources of the Corporation at the Corporation's principal offices located at 7655 Redwood Boulevard, Novato, California 94945 at least ten days prior to a new Offering Period.

         (b) Payroll deductions for a Participant shall commence with the first payroll following the Option Grant Date and shall end with the Purchase Date of the offering, unless sooner terminated by the Participant as provided in Section 10 hereof, or by the Corporation.

6.       Payroll Deductions.

         (a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount equal to (i) five dollars ($5.00) each pay period or (ii) a fixed integral multiple of five dollars ($5.00) each pay period, provided that the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the aggregate Compensation which he or she would otherwise have received during said Offering Period, or such lesser percent as the Board may set from time to time.

         (b) All payroll deductions authorized by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

         (c) No interest shall accrue for the benefit of a Participant on the payroll deductions of a Participant.

         (d) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof.

7.       Grant of Option.

         (a) On each Option Grant Date, each Participant in the Plan shall be granted an option to purchase (at the per share option price) the number of shares of the Corporation's Common Stock determined by dividing (i) fifteen percent (15%) of the Participant's Compensation by (ii) eighty-five percent (85%) of the fair market value of a share of the Corporation's Common Stock on such Option Grant Date; but in no event shall such number be greater than the amount permitted under Section 7(b) of this Plan. Fair market value of a share of the Corporation's Common Stock shall be determined as provided in Section 7(c) herein.

         (b) Exceptions. Any provisions of the Plan to the contrary notwith= standing, no option shall be granted to an Employee which:

                           (i) would cause such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to
         Section 424(d) of the Code), immediately after the grant, to own shares and/or hold outstanding options to purchase shares (under this Plan or any other plan maintained by the Corporation or a subsidiary of the Corporation) possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Corporation or of any subsidiary of the Corporation; or

                           (ii) permits the Employee's rights to purchase shares under all such "employee stock purchase plans" (as defined in Section 423 of the Code) of the Corporation and its subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         (c) The option  price per share of such  shares  shall be the lower of:
(i) 85% of the fair market value of a share of the Corporation's Common Stock at the Option Grant Date; or (ii) 85% of the fair market value of a share of the Corporation's Common Stock at the Purchase Date. The fair market value of the Corporation's Common Stock on said dates shall be the closing price on the National Association of Securities Dealers Automated Quotation System for such date, or if no sale is made on such date, the corresponding closing price on the first preceding date on which the Corporation's Common Stock was sold.

         (d) Any excess contributions remaining in the Employee's account after the purchase of the shares on the Purchase Date will be held by the Corporation and combined with the Employee's contributions in his or her account under the Plan to be used to purchase shares in the next Offering Period.

8.       Exercise of Option.

         Unless a Participant withdraws from the Plan as provided in Section 10 hereof, and except as provided in Section 7(b) hereof, his or her option for the purchase of shares will be exercised automatically for the number of whole shares which the accumulated payroll deductions in his or her account could purchase at the applicable option price on the Purchase Date. During his or her lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

9.       Restrictions on Resale; Delivery of Certificates.

         Shares purchased under the Plan may not be sold, transferred or assigned for six months after the Purchase Date. As promptly as practicable after the Purchase Date of each Offering Period, the Corporation shall arrange the delivery of shares to an escrow account or to a third party nominee with book entry for individual accounts. Participants will receive prompt confirmation of the shares purchased and information about their account including procedures for transfer or delivery of their shares after the six month holding period has lapsed.

10.      Withdrawal; Termination of Employment.

         (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the Plan at any time prior to the Purchase Date by giving written notice to the Corporation on a form provided for such purpose. After receipt of his or her notice of withdrawal, all of the Participant's payroll deductions credited to his or her account will be paid to him or her promptly, his or her option for the current period will be automatically cancelled, and no further payroll deductions for the purchase of shares will be made during the Offering Period.

         (b) Upon termination of the Participant's employment for any reason, including retirement, permanent disability or death, the payroll deductions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 13 hereof, and his or her option will be automatically cancelled.

         (c) A Participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Corporation.

11.      Stock.

         (a) The maximum number of shares of the Corporation's Common Stock which may be sold pursuant to options exercised under the Plan shall be 250,000 shares, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 16 hereof. The shares to be sold to Participants in the Plan may be, at the election of the Corporation, either treasury shares or shares authorized but unissued. In addition, the officers of the Corporation are authorized to acquire shares of the Corporation's Common Stock in the open market for resale under this Plan. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof at the Option Grant Date exceeds the number of shares then available under the Plan

(after deduction of all shares for which options have been exercised or are then outstanding), the Corporation shall make a pro rata allocation of the shares remaining available for option grant in a uniform and equitable manner. In such event, the Corporation may reduce the rate of payroll deductions as appropriate.

         (b) The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

         (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and another person of legal age as joint tenants, with right of survivorship.

12.      Administration.

         (a) The Plan shall be administered by the Board. The Board, however, may at any time appoint a Committee and delegate to such Committee some or all of the administrative powers possessed by the Board under the provisions of the Plan. Members of the Committee shall serve for such term as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee. Acts approved in writing by a majority of the members of the Committee shall be valid acts of the Committee. The Plan shall be administered in a manner that assures all Participants the same rights and privileges.

         (b) The administration, interpretation or application of the Plan by the Board or its Committee shall be final, conclusive and binding upon all Participants. Members of the Board or its Committee who are eligible Employees are permitted to participate in the Plan.

         (c) No member of the Board or its Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable to the Corporation.

         (d) All costs and expenses incurred in administering the Plan shall be paid by the Corporation. The Board or the Committee, if any is appointed, may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

13.      Designation of Beneficiary.

         (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death after the Purchase Date but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death before the Purchase Date.

         (b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant in the absence of a valid designation of a beneficiary who is living at the time of such Participant's death, the Corporation shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant.

14.      Transferability.

         Neither the payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect, except that the Board or its Committee may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

15.      Use of Funds.

         All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose.

16.      Changes in Capitalization.

         In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, the number of shares then subject to options previously granted and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately, with such other adjustment as may be deemed necessary or equitable by the Board.

17.      Amendment.

         The Board may at any time amend the Plan. No such amendment may make any change in any option previously granted which adversely affects the rights of any Participant without such Participant's consent, nor may an amendment be made without prior or subsequent approval of the stockholders if such amendment would:

         (a) Materially increase the number of shares that may be issued under the Plan (other than as provided in Section 16 above); or

         (b) Materially modify the requirements as to eligibility for participation in the Plan; or

         (c) Materially increase the benefits accruing to Participants under the Plan.

         Approval of the stockholders may be obtained by the favorable vote of a majority of the voting stock present or represented and entitled to vote at any regular or special meeting of stockholders, or by the written consent of a majority of the outstanding voting stock.

18.      Termination.

         The Board may at any time terminate the Plan. No such termination will affect options previously granted.

19.      Notices.

         All notices or other communications by a Participant to the Corporation in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

20.      Government and Other Regulations.

         The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Corporation's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Corporation, be required. Any amendments requiring stockholder approval shall take effect only subject to such approval.

21.      Effective Date of Plan.

         The Plan shall become effective when adopted by the Board, but no option to purchase granted under it shall be exercisable until the Plan has been approved by the stockholders of the Corporation. Approval of the stockholders may be obtained by the favorable vote of a majority of the voting stock present or represented and entitled to vote at any regular or special meeting of stockholders, or by the written consent of a majority of the outstanding voting stock.